                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

[X] Filed by Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:

[X] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              PMT SERVICES, INC.
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                              PMT SERVICES, INC.

[LOGO OF PMT SERVICES INC. APPEARS HERE]

                               NOVEMBER 14, 1996

TO OUR SHAREHOLDERS:

  On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Shareholders of PMT Services, Inc. to be held on December 16, 1996, at 10:00 A.M., Central Standard Time, at the Company's corporate headquarters, Two Maryland Farms, Suite 200, Brentwood, Tennessee.

  The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

  In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided.

                                          Sincerely yours,

                                          /s/ RICHARDSON M. ROBERTS

                                          Richardson M. Roberts
                                          Chairman of the Board

                              PMT SERVICES, INC.
                              Two Maryland Farms
                          Brentwood, Tennessee 37027

                    NOTICE OF ANNUAL SHAREHOLDERS' MEETING

                               December 16, 1996

  Notice is hereby given that the Annual Meeting of Shareholders of PMT Services, Inc. (the "Company") will be held on December 16, 1996, at 10:00 A.M., Central Standard Time, at the Company's corporate headquarters, Two Maryland Farms, Suite 200, Brentwood, Tennessee, for the following purposes:

    1. To approve and adopt a proposed amendment to the Company's Amended and Restated Charter increasing the amount of authorized shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company from 40,000,000 shares to 100,000,000 shares.

    2. To approve and adopt the proposed amendment to the Company's 1994 Incentive Stock Plan increasing the number of shares that may be issued thereunder from 2,295,000 to 3,795,000.

    3. To elect two Class III Directors.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on October 21, 1996, are entitled to notice of and to vote at the Annual Shareholders' Meeting.

Dated:  November 14, 1996

                                          By order of the Board of Directors

                                          /s/ Vickie G. Johnson

                                          Vickie G. Johnson
                                          Secretary

                                   IMPORTANT

  WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              PMT SERVICES, INC.
                         Two Maryland Farms, Suite 200
                          Brentwood, Tennessee 37027

                                PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

  This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of PMT Services, Inc. ("PMT" or the "Company") to be held on December 16, 1996, at 10:00 A.M., Central Standard Time, at the Company's corporate headquarters, Two Maryland Farms, Suite 200, Brentwood, Tennessee, and at any adjournment or adjournments thereof.

  At the Annual Meeting, the shareholders will vote upon proposed amendments to PMT's Amended and Restated Charter and PMT's 1994 Incentive Stock Plan. The proposed amendment to the Company's Amended and Restated Charter (the "Charter Amendment") increases the amount of authorized PMT Common Stock from 40,000,000 to 100,000,000. The proposed amendment to the Company's 1994 Incentive Stock Plan (the "Plan Amendment") increases the number of shares reserved for issuance under the Incentive Plan from 2,295,000 to 3,795,000. If a quorum exists, the Charter Amendment will be approved if a majority of votes entitled to be cast are cast in favor of the Charter Amendment, and the Plan Amendment will be approved if the votes cast in favor of the Plan Amendment exceed the votes cast in opposition. In addition, the shareholders will vote on the election of two Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present.

  Shareholders are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted for the election of the nominees named herein as Directors, and for the approval of the proposed Charter Amendment and Plan Amendment. Abstentions and broker non-votes will not have the effect of voting in opposition to a Director or of a vote against the proposed amendment to the Plan Amendment but will have the effect of voting in opposition to the Charter Amendment.

  The Board of Directors knows of no other business to be presented at the meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote in accordance with the recommendations of the Board of Directors. A proxy may be revoked at any time prior to the voting thereof by written request to the Company at Two Maryland Farms, Suite 200, Brentwood, Tennessee 37027, Attention: Vickie G. Johnson, Secretary. A proxy may also be revoked by submission to the Company of a more recently dated proxy. The giving of a proxy will not affect the right of the shareholders to attend the meeting and vote in person. A shareholder may revoke a proxy and vote in person at the meeting by delivering an instrument of revocation to the Secretary no later than 10:00 A.M., Central Standard Time, on the date of the meeting.

  The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The entire cost of soliciting these proxies will be borne by the Company. In addition to being solicited through the mails, proxies may be solicited personally or by courier service, telephone or telegraph by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, who will be reimbursed for their reasonable expenses incurred in such connection. It is expected that this Proxy Statement will first be sent to shareholders on or about November 14, 1996.

SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

  Shareholders' proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company no later than August 18, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

OUTSTANDING VOTING SECURITIES

  Only shareholders of record on October 21, 1996, are entitled to notice of and to vote at the Annual Meeting. On that date there were 33,107,507 shares of Common Stock issued and outstanding. Each share has one vote.

                   PROPOSAL 1: APPROVAL OF AMENDMENT TO THE
                    COMPANY'S AMENDED AND RESTATED CHARTER

  The Company's Board of Directors has determined that it is advisable to increase the authorized number of shares of the Company's Common Stock from 40,000,000 shares to 100,000,000 and has voted to recommend that the shareholders approve and adopt the Charter Amendment to effect the proposed increase. As of October 21, 1996, 33,107,507 shares of the Company's Common Stock were issued and outstanding, with 6,892,493 shares of the Company's Common Stock remaining available for issuance.

  The purpose of the amendment is to provide additional shares of Common Stock issuable from time to time by the Company for corporate purposes without obtaining shareholder approval unless such approval is required by applicable law or regulation. The Company may utilize additional authorized shares of Common Stock in connection with future stock splits, in acquisition transactions as a portion of the consideration paid in such transactions, for option exercises, for the issuance of restricted and bonus stock awards, to issue additional shares of Common Stock in public offerings to fund the continued growth of the Company and for the issuance of shares as a result of conversions of convertible securities issued in connection with acquisitions of financing transactions.

  An increase in the number of authorized shares of Common Stock could enable the Board of Directors to take certain actions making it more difficult for a third party to acquire control of the Company, even though shareholders of the Company may deem such an acquisition to be desirable. To the extent that the issuance of additional shares impedes any such attempts to acquire control of the Company, the amendment may serve to perpetuate existing management. The issuance of additional shares by the Company may also have a dilutive effect on earnings per share and would have a dilutive effect on the percentage ownership interest of the present holders of the Common Stock.

  The Board of Directors does not intend to issue any Common Stock to be authorized pursuant to the amendment except upon terms that the Board of Directors deems to be in the best interest of the Company and its shareholders. The Board of Directors believes that it is necessary to increase the number of authorized shares of Common Stock for continued growth and to provide continuing equity incentives for its employees.

REQUIRED VOTE

  Approval of the proposed amendment to the Company's Amended and Restated Charter requires the affirmative vote of the holders of a majority of the votes entitled to be cast (in person or by proxy) at the meeting.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CHARTER IN THE FORM ATTACHED AS ANNEX A TO THIS PROXY STATEMENT.

              PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY'S
                           1994 INCENTIVE STOCK PLAN

  The Company's Board of Directors has adopted, subject to the approval of the shareholders, an amendment to the Company's 1994 Incentive Stock Plan (the "Incentive Plan") increasing the number of authorized shares of Common Stock under the Incentive Plan from 2,295,000 to 3,795,000.

DESCRIPTION OF THE INCENTIVE PLAN

  The current form of the Incentive Plan was approved by the shareholders at their 1994 Annual Meeting. The Company has reserved 2,295,000 shares of Common Stock (as adjusted for both of the Company's stock splits) for issuance pursuant to options granted or administered under the Incentive Plan. Options to purchase 2,137,176 shares under the Incentive Plan have been granted. Under the Incentive Plan and pursuant to action of the Board of Directors, the Compensation Committee appointed by the Board of Directors may grant to officers and key employees non-transferable options to purchase shares of Common Stock for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the Board of Directors or the committee, which may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of an individual who, at the time of grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company) in the case of incentive stock options under Section 442 of the Internal Revenue Code which may be granted only to employees, and may not be less than 85% of the Common Stock's fair market value on the date of grant in the case of nonstatutory stock options. Options granted under the Incentive Plan may be exercisable in installments. The Company is authorized to loan, or guarantee loans of, the purchase price of shares issuable upon exercise of options granted under the Incentive Plan. Unless terminated earlier, the Incentive Plan will terminate in May 2004. The aggregate fair market value of stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100,000. The Incentive Plan is administered by the Compensation Committee.

DESCRIPTION OF PROPOSED AMENDMENT

  The Plan Amendment increases the number of shares reserved for issuance under the Incentive Plan from 2,295,000 to 3,795,000.

  The Incentive Plan is an essential part of the Company's compensation and reward program for its employees, because awards under the Incentive Plan permit employees to benefit from the Company's continued growth and financial performance. As a result of the Company's growth, the Company has hired additional employees and has awarded options to many such individuals. Of the 2,295,000 shares of Common Stock reserved for issuance under the Incentive Plan, 2,137,176 have been used in connection with the granting of options. Accordingly, the Board of Directors believes that it is in the best interest of the Company to adopt the Plan Amendment to continue to provide employees with equity in the Company as a reward for their efforts to accomplish the Company's long-term and short-term goals.

  The table below provides information for fiscal year 1996 regarding the dollar value and the number of shares underlying awards granted under the Incentive Plan as if the amendment to the Incentive Plan as described above had been in effect in fiscal year 1996:

                               NEW PLAN BENEFITS

                       AMENDED 1994 INCENTIVE STOCK PLAN

                                              DOLLAR VALUE OF   NUMBER OF SHARES
                                             SHARES UNDERLYING  UNDERLYING STOCK
NAME AND POSITION                             STOCK OPTIONS(1)    OPTIONS(2)
-----------------                            -----------------  ----------------
Richardson M. Roberts.......................    $  309,990          62,000
 Chairman of the Board and
 Chief Executive Officer
Gregory S. Daily ...........................    $  309,990          62,000
 President and Treasurer
Clay M. Whitson ............................    $  975,000         120,000
 Chief Financial Officer
Joseph T. Stewart, Jr. .....................    $1,175,250         150,000
 Chief Operating Officer
Vickie G. Johnson ..........................    $   87,720          12,000
 Chief Accounting Officer,
 Secretary and Controller
Executive Officer Group.....................    $2,857,950         406,000
Non-Employee Director Group.................            --              --
Non-Executive Officer Employee Group........    $1,236,038         136,500

--------
(1) Based upon the closing sale price of the Company's Common Stock of $18.125 per share as reported on the Nasdaq Stock Market on October 16, 1996, less $10.58 per share, the weighted average of the exercise prices of the options granted.
(2) Reflects the Company's two-for-one stock split effected in January 1996 and the Company's three-for-two stock split effected in June 1996.

FEDERAL INCOME TAX CONSEQUENCES

  A recipient of incentive stock options under the Incentive Plan will not recognize income or gain upon the grant or exercise of the incentive stock options, but will recognize income or gain upon a sale of shares of Common Stock acquired upon exercise of the incentive stock options. The recipient will recognize as ordinary income the amount by which the sale price per share of Common Stock acquired upon exercise of incentive stock options exceeds the exercise price per share if a sale of such shares occurs within two years after the date of grant or one year after the date of exercise of the incentive stock options. This amount would be treated as a long-term capital gain if (i) the shares of Common Stock were held for two years after grant of the incentive stock options and one year after exercise of the incentive stockoptions, and (ii) the recipient was employed by the Company at all times from the grant of the incentive stock options through a date three months prior to the date of exercise of the incentive stock options. The difference, at the time of exercise of an incentive stock option, between the option exercise price and fair market value of the underlying shares is a tax preference item subject to provisions of the Code concerning the alternative minimum tax. The grant or exercise of incentive stock options does not create a federal income tax deduction for the Company except to the extent a recipient of incentive stock options recognizes ordinary income.

  With respect to the grant or exercise of non-qualified stock options under the Incentive Plan, the Company may deduct for federal income tax purposes the amount of income taxable to a recipient of non-qualified stock options. The Code provides that the difference between the exercise price of non-qualified stock options and the fair market value of the underlying shares is taxable either at the date of grant of the options or at the date of exercise, but not at both. A non-qualified stock option is taxable at the date of grant if it has a readily ascertainable fair market value on the date of grant. A non-qualified stock option is taxable at the date of exercise if it does not have a readily ascertainable fair market value at the date of grant. Generally, in order for an option to be treated as having a readily ascertainable fair market value, identical options must be traded on an established exchange. The difference between the exercise price per share and the fair market value per share on the date of exercise of a non-qualified stock option will be recognized as ordinary income in the event that a non-qualified stock option which was not taxed upon the date of grant is exercised. The difference between the amount realized upon the sale of shares of Common Stock acquired upon exercise of a non-qualified stock option and the sum of the amount of the exercise price plus the amount of income recognized upon grant or exercise of the nonqualified stock option is taxable upon a sale of such shares.

REQUIRED VOTE

  Approval of the proposed amendment to the Company's 1994 Incentive Stock Plan requires the affirmative vote of the holders of a majority of the votes cast (in person or by proxy) at the Annual Meeting.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1994 INCENTIVE STOCK PLAN IN THE FORM ATTACHED AS ANNEX B TO THIS PROXY STATEMENT.

                       PROPOSAL 3: ELECTION OF DIRECTORS

  The Company's Amended and Restated Charter provides that the Board of Directors shall consist of not less than three nor more than nine members. The Directors have determined that the Board of Directors shall consist of six members. The Company's Amended and Restated Charter provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. The Board of Directors has authorized two positions in each of Class I, II and III.

  The term of the Class III Directors expires at the 1997 Annual Meeting. The Board of Directors has nominated the two individuals named below as "Class III Nominees" for election as Directors to serve until the 2000 Annual Meeting or until their earlier retirement from the Board of Directors. If any nominee or nominees should be unable to accept nomination or election as a Director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors.

REQUIRED VOTE

  Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. The Amended and Restated Charter of the Company does not permit shareholders to cumulate their votes in the election of Directors. As a result, each shareholder may cast one vote per share for each nominee.

CLASS III NOMINEES

  The following table shows the names, ages and principal occupations of the nominees to become Class III Directors and the year in which each nominee was first elected to the Board of Directors.

                           PRINCIPAL                                   DIRECTOR
 NAME                  AGE OCCUPATION                                   SINCE
 ----                  --- ----------                                  --------
 Richardson M. Roberts  38 Chairman of the Board and Chief Executive
                           Officer                                       1984
 Leslie D. Coble        38 Vice President of Equitable Securities
                           Corporation                                   1987

  Mr. Roberts has served as Chief Executive Officer of the Company, Chairman of the Board and as a Director since co-founding the Company in August 1984. Mr. Roberts also served as President of the Company from August 1994 to December 1995. Mr. Roberts was previously employed with Comdata Network, Inc. as a national sales representative.

  Mr. Coble has served as a Director of the Company since November 1987. Mr. Coble has been a Vice President of Equitable Securities Corporation since 1990.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THE ELECTION OF THE CLASS III NOMINEES.

CONTINUING DIRECTORS

  The persons named below will continue to serve as Directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the Class I and Class II Directors. The following table shows the names, ages and principal occupations of each continuing Director and the year in which each was first elected to the Board of Directors.

                                 PRINCIPAL                              DIRECTOR
 NAME                     AGE    OCCUPATION                              SINCE
 ----                     ---    ----------                             --------
 Gregory S. Daily(1)       37    President and Treasurer of PMT            1984

 Charles R. Burtzloff(1)   44    President and Chief Executive Officer
                                  of Cardservice International, Inc.       1995
 Robert C. Fisher, Jr.(2)  37    Chief Operating Officer of Corporate
                                  Supply Network, Inc.                     1992
 Harold L. Siebert(2)      51    Retired                                   1994

--------
(1) Class II Director (term expires at the 1999 Annual Meeting of Shareholders)
(2) Class I Director (term expires at the 1998 Annual Meeting of Shareholders)

  Mr. Daily has served as Treasurer and as a Director of the Company since co-founding the Company in August 1984. Mr. Daily also served as Vice President, Chief Operating Officer and Secretary of the Company from August 1984 to December 1995, and currently serves as President of the Company. Mr. Daily was previously employed with Comdata Network, Inc. as a telemarketing representative.

  Mr. Burtzloff has served as a Director of the Company since 1995. Mr. Burtzloff is President and Chief Executive Officer of Cardservice
International, Inc., an independent service organization, which he founded in 1988. Cardservice International, Inc. is headquartered in Agoura Hills, California.

  Mr. Fisher has served as a Director of the Company since September 1992. Currently, Mr. Fisher is Chief Operating Officer of Corporate Supply Network, Inc., a wholesaler of office supply products. Mr. Fisher was Vice President of Massey Burch Capital Corp. from January 1994 to July 1995, and served as a Vice President of Massey Burch Investment Group, Inc., a predecessor of Massey Burch Capital Corp., from January 1989 to January 1994. Mr. Fisher serves on the Board of Directors of Communications Central, Inc., an owner and operator of pay telephones.

  Mr. Siebert has served as a Director of the Company since January 1994. Currently, Mr. Siebert is retired. Mr. Siebert was Bureau Chief of TennCare, a specialized Medicare waiver program administered by the State of Tennessee from 1995 to 1996, served as a consultant to several national health care information companies from 1993 to 1995 and Chief Executive Officer of Inforum, Inc., a Nashville-based health care information company, from 1987 to 1993.

  During the last fiscal year, the Board of Directors held 12 meetings. No Director attended less than 75% of the meetings held during fiscal year 1995. Directors not otherwise employed by the Company received a $250 per month retainer and a fee of $1,500 for each regularly scheduled Board and committee meeting (except for Messrs. Burtzloff and Siebert, who elected to receive the $1,500 meeting fee in shares of restricted Common Stock valued at $10.938, the closing price of the Common Stock on the date preceding the annual meeting (as adjusted for both of the Company's stock splits). In addition, such Directors are eligible to participate in the Non-Employee Director Stock Option Plan (the "Director Plan").

  The Board of Directors has two committees--a Compensation Committee and an Audit Committee.

  Members of the Compensation Committee during fiscal year 1996 were Leslie D. Coble and Harold L. Siebert. The Compensation Committee was appointed by the Board of Directors to administer the Company's stock plans and recommend to the Board of Directors compensation of the Company's executive officers. During fiscal year 1996, the Compensation Committee held three meetings, and each member attended each meeting.

  Members of the Audit Committee from August 1, 1996 through December 14, 1996 were E. Townes Duncan and Robert C. Fisher, Jr. Members of the Audit Committee for the balance of fiscal year 1996 were Charles R. Burtzloff and Robert C. Fisher, Jr. The Audit Committee was appointed by the Board of Directors to recommend the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control principles. During fiscal year 1996, the Audit Committee held two meetings. Mr. Fisher attended both meetings, Mr. Duncan attended the one meeting held during which he was a member and Mr. Burtzloff did not attend the one meeting held during which he was a member.

  Members of the Compensation Committee and the Audit Committee are typically selected once each year. It is currently expected that the Board of Directors will appoint members to these committees, at the meeting of the Board of Directors that will follow the 1997 Annual Meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the number of shares held beneficially, directly or indirectly, as of October 21, 1996, by (i) all holders of more than 5% of the Company's Common Stock, (ii) all Directors and nominees for Director who beneficially own Common Stock, (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the year ended July 31, 1996 (these five executive officers being hereinafter referred to as the "Named Executive Officers"), and (iv) all Directors and executive officers as a group, together with the percentage of the outstanding shares which such ownership represents.


        NAME AND ADDRESS            AMOUNT AND NATURE
       OF BENEFICIAL OWNER      OF BENEFICIAL OWNERSHIP (1) PERCENT OF CLASS (2)
       -------------------      --------------------------  -------------------
   Richardson M. Roberts(3)...          1,995,817                   6.0%
    Two Maryland Farms, Suite
    200
    Brentwood, Tennessee 37027
   Gregory S. Daily(4)........          1,547,877                   4.6
   Clay M. Whitson............                900                    *
   Joseph T. Stewart, Jr.(5)..             41,400                    *
   Vickie G. Johnson(6).......             70,200                    *
   Charles R. Burtzloff.......                405                    *
   Leslie D. Coble(7).........             21,039                    *
   Robert C. Fisher, Jr.(8)...             23,625                    *
   Harold L. Siebert(9).......             94,770                    *
   All Executive Officers and
    Directors as a group (nine
    persons)(10)..............          3,796,033                  11.5
--------
 *  Indicates less than 1% ownership.
(1) These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual but are not deemed outstanding for the purposes of computing the percentage of any other person. Unless otherwise noted in the following footnotes, the persons as to whom information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.
(2) Computation based upon 33,107,507 shares outstanding on October 21, 1996.
(3) Includes 144,763 shares to be issued upon exercise of options held by Mr. Roberts.
(4) Includes 144,763 shares to be issued upon exercise of options held by Mr. Daily and 90,000 shares held by Mr. Daily's wife. Mr. Daily disclaims beneficial ownership of the shares held by his wife.
(5) Includes 37,500 shares to be issued upon exercise of options held by Mr. Stewart.
(6) Includes 70,200 shares to be issued upon exercise of options held by Ms. Johnson.
(7) Includes 19,500 shares to be issued upon exercise of options held by Mr. Coble.
(8) Includes 19,500 shares to be issued upon exercise of options held by Mr. Fisher.
(9) Includes 19,500 shares to be issued upon exercise of options held by Mr. Siebert.
(10) Includes 455,726 shares to be issued upon exercise of options held by all executive officers and directors as a group and 90,000 shares held by Mr. Daily's wife. Mr. Daily disclaims beneficial ownership of the shares held by his wife.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC").

  Based solely on a review of copies of reports filed with the SEC, the Company believes that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC, except that one report for a single transaction was filed late by each of Messrs. Roberts, Daily, Coble and Fisher, and two reports, each for single transactions, were filed late by each of Messrs. Burtzloff and Siebert. These transactions were subsequently reported.

                             CERTAIN TRANSACTIONS

  See "Senior Management Incentive Agreements" for a discussion of certain stock awards and related transactions between the Company and each of Messrs. Roberts and Daily.

  One of the Company's Directors, Leslie D. Coble, is a Vice President of Equitable Securities Corporation, a representative of the underwriters in the Company's recent public offering in April 1996.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or accrued by or on behalf of the Company's Named Executive Officers (in addition to Edward J. Burke, the Company's former Chief Financial Officer) for services rendered in all capacities to the Company for the fiscal years ended July 31, 1994, 1995 and 1996:

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                               ---------------------------------  ----------------------------------------
                                                                              SECURITIES
                                                      OTHER       RESTRICTIVE UNDERLYING
        NAME AND                                      ANNUAL         STOCK     OPTIONS       ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY($) BONUS($) COMPENSATION($)  AWARDS($)    (#)(1)   COMPENSATIONS ($)
   ------------------     ---- --------- -------- --------------  ----------- ---------- -----------------
Richardson M. Roberts
 Chairman of the Board    1996 $165,000  $      0       --             --       62,000           --
 and Chief Executive      1995  165,000    79,514       --             --      340,908           --
  Officer                 1994  127,488   135,854       --             --           --           --

Gregory S. Daily          1996 $165,000  $      0       --             --       62,000           --
 President and            1995  165,000    79,514       --             --      340,908           --
 Treasurer                1994  127,488   135,854       --             --           --           --

Clay M. Whitson(2)
 Vice President of        1996 $ 81,250  $      0       --             --      120,000           --
 Finance and Chief        1995       --        --       --             --           --           --
 Financial Officer        1994       --        --       --             --           --           --

Joseph T. Stewart, Jr.(2) 1996 $ 77,500  $      0       --             --      150,000           --
 Chief Operating Officer  1995       --        --       --             --           --           --
                          1994       --        --       --             --           --           --

Vickie G. Johnson
 Chief Accounting         1996 $ 75,300  $ 14,000       --             --       12,000           --
 Officer, Secretary and   1995   64,500    17,500       --             --       30,000           --
 Controller               1994   48,000    32,800       --             --           --           --

Edward J. Burke(3)       1996 $144,375  $      0       --             --           --           --
                         1995  165,000    79,514       --             --      340,908           --
                         1994  127,488   135,854       --             --           --           --

--------
(1) As adjusted for the Company's two-for-one stock split effective in January 1996 and three-for-two stock split effective in June 1996.
(2) Joined the Company in fiscal year 1996.
(3) Mr. Burke died on June 17, 1996.

  None of the Named Executive Officers exercised stock options during fiscal year 1996, except for Ms. Johnson who exercised options to purchase 3,000 shares of Common Stock (as adjusted for both of the Company's stock splits). The Company has no long-term incentive plans, as that term is defined in Securities and Exchange Commission regulations. The Company has no employment contracts with any of its executive officers.

  The following table sets forth information concerning the stock options granted to the Named Executive Officers in 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         -----------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                         NUMBER OF                                                          ANNUAL RATES
                         SECURITIES    PERCENT OF                                          OF STOCK PRICE
                         UNDERLYING   TOTAL OPTIONS EXERCISE    MARKET                      APPRECIATION
                          OPTIONS      GRANTED TO    OR BASE   PRICE ON                   FOR OPTION TERM(5)
                          GRANTED     EMPLOYEES IN    PRICE   THE DATE OF EXPIRATION ---------------------------
        NAME (1)         (#)(2)(3)     FISCAL YEAR  ($/SH)(2)  GRANT (4)     DATE     5%($)     10%($)    0%($)
        --------         ----------   ------------- --------- ----------- ---------- -------- ---------- -------
Richardson M. Roberts...   42,000(6)       7.96%     $ 8.78     $10.29     12-12-05  $231,800 $  588,400 $63,400
                           20,000(6)       3.79       22.25         --     07-16-06   588,000  1,489,700      --
Gregory S. Daily........   42,000(6)       7.96        8.78      10.29     12-12-05   231,800    588,400  63,400
                           20,000(6)       3.79       22.25         --     07-16-06   588,000  1,489,700      --

Clay M. Whitson.........  120,000(7)      22.75       10.00         --     12-28-05   264,600    669,100      --

Joseph T. Stewart, Jr...  150,000(8)      28.44       10.29         --     12-12-05   272,200    689,600      --

Vickie G. Johnson.......    6,000(6)       1.14        5.96         --     08-15-05   157,500    399,400      --
                            6,000(8)       1.14       15.67         --     03-29-06   413,700  1,050,400      --

--------
(1) Edward J. Burke died on June 17, 1996 and was not granted any options in the last fiscal year.
(2) As adjusted for the Company's two-for-one stock split effective in January 1996 and three-for-two stock split effective in June 1996.
(3) Options listed in the table were granted under the Company's 1994 Incentive Stock Plan.
(4) Represents the closing sales price of the Common Stock as reported on the Nasdaq Stock Market on the date of grant.
(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.
(6) Options become exercisable in five equal annual installments beginning on the first anniversary of the date of the grant.
(7) Options become exercisable in three equal annual installments beginning on the first anniversary date of the grant.
(8) Options become exercisable in four equal annual installments beginning on the first anniversary date of the grant.

  The following table sets forth information with respect to unexercised options held as of the end of the fiscal year by the Named Executive Officers. No Named Executive Officer exercised any options for the purchase of shares of Common Stock during fiscal 1996, except for Ms. Johnson who exercised options to purchase 3,000 shares of Common Stock (as adjusted for both of the Company's stock splits).

                      AGGREGATED OPTION EXERCISES IN LAST
                       FISCAL YEAR AND FISCAL YEAR END
                                 OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUES OF UNEXERCISED
                                                             OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                               YEAR-END(#)        AT FISCAL YEAR-END($)(2)
                         ACQUIRED ON                     ------------------------- -------------------------
        NAME(1)          EXERCISE (#) VALUE REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
        -------          -----------  ------------------ ------------------------- -------------------------
Richardson M. Roberts...       --               --            68,181/334,727         $1,710,000/$7,746,700
Gregory S. Daily........       --               --            68,181/334,727         $1,710,000/$7,746,700
Clay M. Whitson.........       --               --                 0/120,000                 $0/$2,130,000
Joseph T. Stewart, Jr...       --               --                 0/150,000                 $0/$2,619,000
Vickie G. Johnson.......    3,000           27,770            63,000/ 36,000         $ 1,675,900/$ 805,100

--------
(1) Edward J. Burke died on June 17, 1996 and did not exercise any options in the last fiscal year.
(2) Based upon the closing sale price of the Company's Common Stock of $27.75 per share as reported on the Nasdaq Stock Market on July 31, 1996, less the exercise price for the options.

SENIOR MANAGEMENT INCENTIVE AGREEMENTS

  In October 1990, the Company authorized a Common Stock award (the "Award") to each of its senior management personnel as an inducement to remain in the service of the Company and as an incentive for increased efforts during such service. The Award was granted under separate agreements (collectively, the "Incentive Agreements") between the Company and each of Richardson M. Roberts and Gregory S. Daily (individually, a "Holder" and collectively, the "Holders"). Messrs. Roberts and Daily were each awarded 153,394 shares of Common Stock, all of which shares vested upon the completion of the Company's initial public offering. Each of the Holders has been granted the right with respect to all shares subject to the Awards to participate in any registration of the Common Stock on the same priority as other security holders having contractual registration rights.

  The Incentive Agreements required the Company, upon vesting of the Common Stock, to loan each of the Holders (collectively, the "Loans") an amount equal to any income and employment tax liability incurred as a result of the vesting. The tax liability resulting to Messrs. Roberts and Daily from the vesting of shares upon the Company's initial public offering was paid by these individuals from the proceeds of their sale of shares in the Company's initial public offering, and, consequently, no further loans will be made by the Company pursuant to the Incentive Agreements.

  The Incentive Agreements also provide that upon the death of a Holder, the Company will purchase from such Holder's estate the number of shares awarded to such Holder up to a maximum fair market value of $500,000. To the extent that the fair market value of the awarded shares exceeds $500,000, the Holder's estate will be entitled to retain the balance of such shares. The Company maintains "key man" life insurance on each of the lives of the Holders to fund its purchase obligations under the Incentive Agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no relationships among the Company's executive officers and any entity affiliated with any of the members of the Compensation Committee that require disclosure under applicable rules promulgated by the Securities and Exchange Commission.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report is submitted by the Compensation Committee of the Company (the "Compensation Committee") at the direction of the Board of Directors pursuant to rules established by the Securities and Exchange Commission. This report provides certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer as well as to Messrs. Daily, Stewart and Whitson and Ms. Johnson.

  The Compensation Committee is responsible for establishing and administering the Company's executive compensation policies and programs within the guidelines of the Company's compensation philosophy. Recommendations are made by the Compensation Committee with respect to the compensation of Messrs. Roberts and Daily to the Board of Directors, which makes the final decisions as to their compensation. Employees serving on the Board of Directors do not participate in the determination of their compensation. In addition, Messrs. Roberts and Daily determine the total annual compensation for each of Messrs. Stewart and Whitson and Ms. Johnson.

  During fiscal year 1996, the Compensation Committee consisted of Leslie D. Coble and Harold L. Siebert, each of whom is an outside Director.

COMPENSATION POLICY

  Prior to the Company's initial public offering in August 1994, the Committee engaged the independent consulting firm of the Hay Group to conduct a thorough review of the Company's compensation practices to assist the Compensation Committee in developing a comprehensive executive compensation plan which would address the immediate and long-term goals of the Company as a publicly-traded company. The Compensation Committee requested that the consulting firm recommend a comprehensive compensation plan designed to ensure that:

  . base salaries are competitive with amounts paid to executive officers of companies comparable in size and performance to the Company;

  . annual and long-term incentive design should encourage sound business decisions that support both short and long-term strategies of the Company;

  . incentive awards for executive officers should be tied to after-tax profits and reflect the rewards realized by shareholders and correspond with their consistency in performance; and

  . significant ownership opportunities will be provided to executive officers so that they will continue to be motivated towards shareholder return and increased shareholder value.

  Relevant industry and other data were compared to the current and planned compensation of the Company's executive officers and Directors. In general, the compensation of certain individual officers was assessed against that paid by companies in the credit card processing business that are competitors of the Company and other regional service providers with annual revenues and capitalization within a reasonable range of the Company's. The consulting firm suggested, and the Compensation Committee accepted, various revisions discussed herein to the compensation program of the Company and methods of improving the stock ownership levels of the Company's executive officers.

COMPENSATION PAID IN FISCAL 1996

  Consistent with the previous recommendations of the consulting firm, the Compensation Committee determined to maintain the base salary for each of Messrs. Roberts and Daily for fiscal year 1996 at $165,000 per year. In addition to this base salary, the Company has granted to each of Messrs. Roberts and Daily stock options under the Company's 1994 Incentive Stock Plan, including options to purchase 42,000 shares of Common Stock at $8.78 per share and options to purchase 20,000 shares of Common Stock at $22.25 per share. These options will vest 20% per year over five years commencing on the first anniversary of the award date. In addition, the Compensation Committee has adopted an executive compensation policy pursuant to which, each of Messrs. Roberts and Daily was granted the opportunity to earn up to $115,500 in annual cash bonuses based on the Company's earnings per share performance and to earn additional performance cash awards ranging from $75,000 to $300,000 payable at the end of the current fiscal year based on achievement of earnings per share goals over a two-year period beginning with fiscal year 1996, such goals having been set by the Compensation Committee based upon the Company's internal projections and market expectations of the Company's earnings per share. Messrs. Roberts and Daily set the base salaries for each of Messrs. Stewart and Whitson and Ms. Johnson for fiscal year 1996 based on comparisons with salaries paid to officers of other companies in the credit card processing business with comparable duties and responsibilities. In addition to their base salary, the Company has granted to each of Messrs. Stewart and Whitson and Ms. Johnson options under the Company's 1994 Incentive Stock Plan to purchase shares of Common Stock. The Company does not provide its executive officers with incidental perquisites such as club memberships, company vehicles, financial planning or other similar items.

COMPENSATION PAID IN FISCAL YEAR 1996 TO THE CHIEF EXECUTIVE OFFICER

  As President, Mr. Roberts' 1996 base salary was determined by the Compensation Committee consistent with the consulting firm's previous recommendations. Mr. Roberts received the same base salary he received last year.

  The Compensation Committee intends to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code, enacted in 1993, which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met.

                                          Compensation Committee:

                                            Leslie D. Coble
                                            Harold L. Siebert

                         COMPARATIVE PERFORMANCE GRAPH

  The following is a comparative performance graph which compares the percentage change of cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator and
(b) the performance of a published industry index or peer group. The following graph compares the percentage change of cumulative total shareholder return on the Company's Common Stock with (a) the CRSP Index for Nasdaq Stock Market (US Companies) (the "Market Index") and (b) CRSP Index for NYSE/AMEX/Nasdaq Computer Programming, Data Processing and Other Computer Related Services Stocks (the "Peer Index"). The graph begins on August 12, 1994, the date on which the Company's Common Stock first began trading on the Nasdaq Stock Market, and assumes the investment on such date of $100 in the Company's Common Stock, the Market Index and the Peer Index and assumes that all dividends, if any, were reinvested at the time they were paid.




                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
                           PERFORMANCE REPORT FOR
                             PMT SERVICES, INC.

                                   PMT           MARKET        PEER
  Date                            Index           INDEX        INDEX
--------                        ---------        --------      --------
08/12/94                        $ 100.000        $100.000      $100.000
09/30/94                          123.881         104.463       105.726
12/30/94                          102.985         103.272       115.192
03/31/95                          164.179         112.583       125.635
06/30/95                          188.060         128.775       146.611
09/29/95                          288.060         144.286       158.037
12/29/95                          361.194         146.049       166.519
03/29/96                          573.134         152.870       174.577
06/28/96                         1025.372         165.334       192.244
07/31/96                          994.029         150.585       178.656

                           COMPENSATION OF DIRECTORS

  Directors not otherwise employed by the Company receive a retainer of $250 per month and a fee of $1,500 plus expenses for each scheduled regularly scheduled meeting. The $1,500 meeting fee is payable at the election of each Director either in cash or in shares of restricted Common Stock valued at the closing price of the Common Stock on the date preceding the annual meeting. In addition, non-employee Directors are entitled to receive options pursuant to the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the granting of non-qualified stock options to each Director of the Company who is not also an employee of the Company (a "Non-Employee Director"). The material features of the Director Plan are described below.

  The Director Plan authorizes the issuance of up to 300,000 shares of Common Stock (as adjusted for both of the Company's stock splits) pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted (the "Grant Date"). The Director Plan contains provisions providing for adjustment of the number of shares available for options and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events. The Board of Directors or a committee thereof administers the Director Plan subject to certain limitations.

  The Director Plan provides for the grant on the date of each annual meeting of the Company's shareholders, beginning in fiscal year 1995, of options to purchase 6,000 shares (as adjusted for both of the Company's stock splits) to each Non-Employee Director serving the Company on the Grant Date. The price at which each share of Common Stock covered by an option may be purchased upon exercise of such option is the fair market value of the share on the Grant Date of such option.

  The Board of Directors may revoke, on or prior to each Grant Date, the next automatic grant of options otherwise provided for by the Director Plan if no options have been granted to employees since the preceding automatic grant of options under the 1994 Incentive Stock Plan or any other employee stock option plan that the Company might adopt hereafter. Each option granted under the Director Plan shall expire ten years after the Grant Date (the "Option Period"), unless cancelled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the Option Period.

                           PROPOSAL 4: OTHER MATTERS

  The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with the recommendation of the Board of Directors.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

  The Board of Directors has authorized the Audit Committee to select the Company's auditors for the fiscal year ending July 31, 1997. As of the date hereof, the Audit Committee has not selected the Company's independent auditors for the fiscal year ending July 31, 1997, because the Audit Committee is reviewing proposals for services from Price Waterhouse LLP and other accounting firms.

  Price Waterhouse LLP served as the Company's independent auditors for the fiscal year ending July 31, 1996 and has performed this function for the Company since June 1, 1992. Representatives of Price Waterhouse LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions at that time.

  UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1996, TOGETHER WITH THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO CLAY M. WHITSON, CHIEF FINANCIAL OFFICER, PMT SERVICES, INC., TWO MARYLAND FARMS, SUITE 200, BRENTWOOD, TENNESSEE 37027.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ VICKIE G. JOHNSON

Brentwood, Tennessee                      Vickie G. Johnson
November 14, 1996                         Secretary

                                    ANNEX A

                             ARTICLES OF AMENDMENT
                      TO THE AMENDED AND RESTATED CHARTER
                                      OF
                              PMT SERVICES, INC.

  To the Secretary of State of the State of Tennessee:

  Pursuant to the provisions of Section 48-20-106 of the Tennessee Code Annotated, the undersigned corporation submits this Amendment to its Amended and Restated Charter for the purpose of increasing the number of authorized shares of common stock:

                                  ARTICLE ONE

  The name of the corporation is PMT Services, Inc.

                                  ARTICLE TWO

  The following resolution amending the Restated Charter of PMT Services, Inc. (the "Company"), was duly adopted by the Board of Directors of the Company at a meeting duly held on September 25, 1996:

  RESOLVED, that, subject to the approval of the shareholders of the Company, the Company hereby proposes and declares it advisable to increase the number of shares of Common Stock which the Company shall have the authority to issue by deleting from Section 6 the words and figures "fifty million (50,000,000)" and "Forty million (40,000,000)", respectively, and substituting therein the words and figures "one hundred ten million (110,000,000)", and "One hundred million (100,000,000)", respectively.

                                 ARTICLE THREE

  The above amendment to the Amended and Restated Charter of the Company was duly adopted and approved by the shareholders of the Company on December 16, 1996.

                                          PMT SERVICES, INC.


                                          By: _________________________________

                                          Title: ______________________________

Dated: December 16, 1996

                                    ANNEX B

                              PMT SERVICES, INC.
                                1994 INCENTIVE
                                  STOCK PLAN
                                AMENDMENT NO. 1

  WHEREAS, the Board of Directors of PMT Services, Inc. (the "Company") adopted the 1994 Incentive Stock Plan (the "Plan"), effective May 13, 1994; and

  WHEREAS, the Company reserved the right to amend the Plan in Section 10 thereof; and

  WHEREAS, the Company desires to amend the Plan to increase the options granted pursuant to the Plan;

  NOW THEREFORE, Section 2 of the Plan is hereby amended, subject to shareholder approval, by deleting therefrom the figure "765,000" (such figure representing the number of shares reserved under the Plan prior to both of the Company's stock splits effective in January 1996 and June 1996, respectively) and substituting therein the figure "3,795,000."

  Other than as set forth above, the Plan is hereby ratified, confirmed and approved in its entirety.

                           CERTIFICATE OF SECRETARY

I, Vickie G. Johnson, Secretary of PMT Services, Inc., do hereby certify that the foregoing Amendment No. 1 to the 1994 Incentive Stock Plan was adopted by the Board of Directors of PMT Services, Inc. on the 28th day of October, 1996.

                                          /s/ Vickie G. Johnson
                                          -------------------------------------
                                          Vickie G. Johnson,
                                          Secretary

                                     PROXY

                              PMT SERVICES, INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 16, 1996

        The undersigned hereby appoints Richardson M. Roberts or Gregory S. Daily, or either of them, with power of substitution, as Proxies to vote all stock of PMT Services, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at the Company's corporate headquarters, Two Maryland Farms, Suite 200, Brentwood, Tennessee, at 10:00 A.M. on December 16, 1996, and any adjournment thereof, on the following items of business and such other business as may properly come before the meeting.


        1.      Proposal to amend the Company's Amended and Restated Charter.

                [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

        2.      Proposal to amend the 1994 Incentive Stock Plan.

                [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

        3. [ ] FOR THE ELECTION AS CLASS III DIRECTORS OF ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

                [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

                Richardson M. Roberts and Leslie D. Coble

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE HIS NAME IN THE SPACE PROVIDED BELOW.

        ------------------------------------------------------------------------

        4. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.


                [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

                              PMT SERVICES, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ALL PROPOSALS.

    Please sign exactly as your name appears on your stock certificates. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated: ----------, 1996         ---------------------------------
                                Signature of Shareholder


                                ---------------------------------
                                Signature if held jointly

                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                CARD PROMPTLY USING THE ENCLOSED ENVELOPE.